Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY SELLS BIG ELK

Richmond, Virginia, April 1, 2005 – Massey Energy Company (NYSE:MEE) reported that on March 31, 2005, it had completed the sale of its ownership interest in the property known as Big Elk Mining Company, to a privately held coal company, for total consideration of $52 million in cash and non-interest bearing notes, plus the assumption of reclamation liabilities associated with the property of approximately $10 million.

Big Elk, located in Knott, Perry and Breathitt counties, Kentucky, was originally acquired in late 2004 at the Horizon Natural Resources Company bankruptcy court auction. Big Elk’s operation includes a preparation plant and rail loadout, and approximately 12 million tons of coal reserves. Included in the Big Elk sale were approximately 5 million tons of coal reserves in Mingo and McDowell counties in West Virginia.

“Considering Massey’s current and future coal development plans, and the opportunities for lower cost operations on our other properties, we saw this as an opportune time to monetize the investment we made in this property just last year,” said Don L. Blankenship, Massey Chairman and CEO.

Terms of the sale included an initial payment of $22 million in cash and $30 million payable over a 2 ½ year period beginning in January of 2006. The Company expects to recognize a pre-tax gain of approximately $46 million on the sale, $28 to $32 million of which is expected to be recorded in the first quarter of 2005.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K filed on March 16, 2005 and subsequently filed interim reports. Such filings are available either publicly or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Massey Investor Relations (Katharine W. Kenny, 804 -788-1824) or contact the Company via its website at www.masseyenergyco.com.

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